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                                                                     EXHIBIT 11

           EXHIBIT 11.  COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                        FOR THE YEAR ENDED         THREE MONTHS
                                                                             JUNE 29,            ENDED SEPTEMBER
                                                                               1996                 28, 1996
PRINTPACK, INC.
Net income (loss) for net income per common share                            $    9,761            $   (8,374)
                                                                             ==========            ===========

Weighted average number of common shares outstanding
  during the year - used in calculation of net income
  per common share (1)                                                        4,218,560             4,218,560
                                                                             ==========            ==========

Net income (loss) per common share                                           $     2.31            $    (1.99)
                                                                             ==========            ==========



(1) The Company had no common stock equivalents outstanding during any of the years presented.